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                                                                    EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 30th day of April, 1998, among Bradley Real Estate, Inc. a Maryland corporation (the "Company"), Bradley Operating Limited Partnership, a Delaware limited partnership (together with the Company, the "Employer"), and Thomas P. D'Arcy ("Executive").

     WHEREAS, Executive is currently serving as the President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company;

     WHEREAS, Executive is desirous of committing himself to serve the Employer on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The initial term (Initial Term) of this Agreement shall be effective from January 1, 1998 to December 31, 2000. This Agreement shall be extended automatically for an additional one year period (Renewal Term) through December 31, 2001, unless either party elects by notice in writing delivered to the other not later than December 31, 1999 of its intent not to extend the Agreement and thereafter shall be extended automatically on an "evergreen basis" for a further one year term (a Further Renewal Term) through December 31 of the next following calendar year unless either party elects by such notice to the other not later than December 31 of the year that is at least one year prior to the Further Renewal Term of its intent not to extend the Agreement for such a Further Renewal Term. The Initial Term, Renewal Term and any Further Renewal Term of this Agreement shall be subject to termination as provided in Paragraph 7 and are referred to in this Agreement as the Period of Employment.

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"), and a member of the Board, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Employer, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Should, during the Period of Employment, Executive not be nominated to serve (or, if nominated, not be elected to serve) as a member of the Board, then Executive may, as provided in Subparagraph 7(e), terminate his employment hereunder, which termination shall be deemed to be for Good Reason, as defined in Subparagraph 7(e). Except as may be otherwise approved by the Board, Executive shall devote substantially all his full working time and efforts to the business and affairs of the Employer. Notwithstanding the foregoing, Executive may serve on other boards of directors or engage in religious, charitable

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or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with Executive's performance of his duties to the Employer as provided in this Agreement. Subject to the provisions of Paragraph 5 below and the approval of the Board, Executive may also engage in other business and receive compensation therefor, so long as such activities do not materially interfere with Executive's performance of his duties hereunder.

3.   COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY. The parties hereto agree that the Executive shall receive a base annual salary ("Base Salary") for calendar year 1998 of Three Hundred Twenty-Five Thousand Dollars ($325,000.00). Thereafter, Executive's Base Salary shall be redetermined not less frequently than annually at such amount as is fixed by the Board (or the Compensation Committee thereof). The Base Salary, as redetermined, may be referred to herein as "Adjusted Base Salary." The Base Salary or Adjusted Base Salary shall be payable in substantially equal installments in accordance with Employer's payment practices for senior executives and shall in no way limit or reduce the obligations of the Employer hereunder.

     (b) INCENTIVE COMPENSATION. In addition to Base Salary or Adjusted Base Salary, Executive shall be eligible to receive, on or about the annual compensation determination date established by the Employer for each year that is within the Period of Employment, cash incentive compensation in an amount determined by the Compensation Committee of the Board based on individual performance, performance by the Employer and total return to stockholders. Executive shall also be eligible to receive during the Period of Employment such grants of long-term stock-based incentive compensation under the Company's Stock Option and Incentive Plan as the Board or the Compensation Committee shall determine.

     (c) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by the Employer for its senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefor in accordance with Employer policy. Additionally, the Employer will provide an automobile for Executive's use during the Period of Employment. Employer shall bear all reasonable expenses associated with the Executive's use of the automobile that are related to the Executive's performance of his duties under this Agreement. The Executive and the Employer shall agree on the make and model of automobile to be provided for the Executive's use.

     (d) OTHER BENEFITS. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Employer's Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and

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profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Employer on the date hereof. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Employer based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Employer equal to the actual time of Executive's service with Employer. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Employer to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive under Subparagraphs 3(a) and 3(b) to the extent that Subparagraph 3(a) and 3(b) provide for compensation that is not provided for under an Employee Benefit Plan. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(d) in respect of any calendar year during which Executive is employed by the Employer for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

     (e) LIFE INSURANCE. The Employer shall pay the premiums on, and maintain in effect throughout the Period of Employment, a life insurance policy on the life of Executive in an amount not less than Two Million Dollars ($2,000,000.00). Executive shall have the right to designate the beneficiary under such policy. Such life insurance policy may also name, or be combined with another life insurance policy on the life of the Executive which names, the Employer as beneficiary of a like sum.

     (f) VACATIONS. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Employer from time to time for its senior executive officers. Executive shall also be entitled to all paid holidays given by the Employer to its senior executive officers. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Employer based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Employer equal to the actual time of Executive's service with Employer.

     (g) DISABILITY INSURANCE. The Employer shall pay the premiums on, and maintain in effect throughout the Period of Employment, long-term disability insurance providing for payment of benefits at rates not less than sixty percent (60%) of Executive's current Base Salary or Adjusted Base Salary.

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4.   BOARD SERVICE.  Executive agrees to serve as a director of the Company, if elected or appointed thereto, provided he is indemnified for serving in such capacity.

5.   UNAUTHORIZED DISCLOSURE.

     (a) CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; price and cost information; manuals, letters, and notebooks; procedures; products; services; software; market or sales information, techniques or plans; customer lists and other client information; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer, and other confidential information and knowledge. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 5(b).

     (b) CONFIDENTIALITY. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

     (c) DOCUMENTS, RECORDS, ETC. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

     (d) HEIRS, SUCCESSORS, AND LEGAL REPRESENTATIVES. The foregoing provisions of this Paragraph 5 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Paragraph 5 shall survive the termination of this Agreement for any reason.

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6.   COVENANT NOT TO COMPETE.  The provisions of this Paragraph 6 shall apply during Executive's employment with the Employer and for a period of two (2) years commencing when the employment relationship has ended for any reason other than death. In consideration for Executive's employment by the Employer under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the Unauthorized Disclosure provisions of Paragraph 5, Executive agrees that Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity a substantial portion of the assets or operations of which consist of the acquisition, ownership or management of community and neighborhood shopping centers in the Midwest region of the United States. Further, Executive will not directly or indirectly solicit or induce any present or future employee of the Employer to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Employer without providing the Employer with ten (10) days' prior written notice of such proposed employment. Should Executive violate the provisions of this Paragraph, then in addition to all other rights and remedies available to the Employer at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

7. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

     (a) DEATH. Executive's employment hereunder shall terminate upon his death.

     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Employer may terminate Executive's employment hereunder.

     (c) TERMINATION BY EMPLOYER FOR CAUSE. At any time during the Period of Employment, the Employer may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Employer or any of its affiliates other than the occasional, customary and de minimis use of Employer property for personal purposes; (B) criminal or civil conviction or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Employer if he were retained in his position with the Employer, including, without limitation, conviction of a felony involving moral

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turpitude; or (C) continued, deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) and such non-performance has continued for more than thirty (30) days following written notice of such non-performance from the Board or (D) a breach by the Executive of any of the provisions contained in Paragraphs 5 and 6 of this Agreement.

     (d) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Employer may terminate Executive's employment hereunder without Cause if such termination is approved by not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose. Any termination by the Employer of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 7(c), or result from the death or disability of the Executive under Subparagraph 7(a) or (b) or result from the expiration of the Period of Employment without extension, shall be deemed a termination without Cause.

     (e) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder during the Initial Term of this Agreement for Good Reason and at any time thereafter for any reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events:
(A) a substantial diminution or other substantial adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by Executive immediately prior to the Commencement Date; (B) any removal, during the Period of Employment, of Executive from or, any failure by management to nominate, or, if nominated, any failure by the stockholders to re-elect, Executive to any of the positions indicated in Paragraph 2, except in connection with a termination of Executive's employment; (C) an involuntary reduction in Executive's Base Salary or Adjusted Base Salary or involuntary reduction in cash incentive compensation plan (but not reduction in incentive compensation appropriate for level of performance) except for across-the-board salary reductions similarly affecting all or substantially all management employees; (D) a breach by the Employer of any of its other material obligations under this Agreement and the failure of the Employer to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the relocation of the Employer's offices at which Executive is principally employed or the relocation of the offices of Executive's primary workgroup to a location more than fifty (50) miles from such offices, or the requirement by the Employer for Executive to be based anywhere other than the Employer's offices at such location on an extended basis, except for required travel on the Employer's business to an extent substantially consistent with Executive's business travel obligations. "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Employer in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Employer's efforts, for a period not less than ninety
(90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Employer; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive.

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     (f)    NOTICE OF TERMINATION.  Except for termination as specified in
Subparagraph 7(a), any termination of Executive's employment by the Employer or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (g) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 7(b), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Employer under Subparagraph 7(c) or (d), thirty
(30) days after the date on which a Notice of Termination is given; and (D) if Executive's employment is terminated by Executive under Subparagraph 7(e), thirty (30) days after the date on which a Notice of Termination is given.

8.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     (a) If Executive's employment terminates by reason of his death, the Employer shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Employer or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, to the date of his death, plus his accrued and unpaid incentive compensation under Subparagraph 3(b). All unvested stock options and stock-based grants shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have one (1) year from the Date of Termination, or remaining option term, if earlier, to exercise the stock options. For a period of one (1) year following the Date of Termination, the Employer shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Employer's obligations hereunder.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary and accrued and unpaid incentive compensation payments under Subparagraph 3(b), until Executive's employment is terminated due to disability in accordance with Subparagraph 7(b) or until Executive terminates his employment in accordance with Subparagraph 7(e), whichever first occurs. After Executive's employment is terminated due to disability in accordance with Subparagraph 7(b), the Employer shall continue to pay Executive his Base Salary or, if

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applicable, his Adjusted Base Salary for twelve (12) months. All unvested stock options and stock-based grants shall immediately vest and become exercisable and Executive shall have one (1) year from the Date of Termination, or remaining option term, if earlier, to exercise the stock options. For a period of one (1) year following the Date of Termination, the Employer shall pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 8(a) shall apply.

     (c) If Executive's employment is terminated by Executive after the Initial Term of this Agreement other than for Good Reason as provided in Subparagraph 7(e), then the Employer shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Employer shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Employer in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 7(e) or if Executive's employment is terminated by the Employer without Cause as provides in subparagraph 7(d), then the Employer shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base-Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Employer,

          (i) the Employer shall pay Executive, on the Date of Termination, an amount equal to two (2) times the sum of Executive's Average Base Salary and Average Incentive Compensation (the "Severance Amount"). For purposes of this Agreement, "Average Base Salary" shall mean the average of the annual Base Salary or, if applicable, Adjusted Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years commencing on or after January 1, 1998 as Executive may have been employed by the Employer. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(b) paid in cash (or in stock if such annual incentive compensation is awarded as such) and received by Executive for the three (3) immediately preceding fiscal years, or such fewer number of complete fiscal years commencing on or after January 1, 1998 as Executive may have been employed by the Employer, excluding, however, the amounts characterized as "management adjustment awards" made in 1998 with respect to 1996 and 1997. Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 7(e), he shall be entitled to

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     the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 7(f) within thirty (30) days after the occurrence of the event or events which constitute such Good Reason as specified in clauses (A), (B), (C), (D) or (E) of Subparagraph 7(e);

          (ii) in addition to any other benefits to which Executive may be entitled in accordance with the Employer's then existing severance policies, the Employer shall:

               (a) for a period of one (1) year commencing on the Date of Termination, provide Executive, at the Employer's expense, with an office, and related telephone and telefax facilities, and an assistant at a location of Executive's choosing, provided that the office facilities shall be comparable to Executive's office at the Employer on the Date of Termination;

               (b) for a period of one (1) year commencing on the Date of Termination, pay for the cost of executive outplacement services selected by Executive for use in connection with obtaining alternate employment; and

               (c) for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to his termination of employment; and

          (iii) Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Employer's employee stock option or incentive plans and agreements with Executive pursuant thereto. In addition to the foregoing, all stock options and other stock-based awards granted to Executive shall immediately accelerate and become exercisable or nonforfeitable as of the Date of Termination.

     (e) If Executive's employment is terminated by the Employer for Cause as provided in Subparagraph 7(c), then the Employer shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Employer shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Employer in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. Notwithstanding the foregoing and in addition to whatever other rights or remedies the Employer may have at law or in equity, all stock options held by Executive shall immediately expire on the Date of Termination if Executive's employment is terminated by the Employer for Cause as provided by Subparagraph 7(c).

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     (f)    Nothing contained in the foregoing Subparagraphs 8(a) through 8(e)
shall be construed so as to affect Executive's rights or the Employer's obligations relating to agreements or benefits which are unrelated to termination of employment.

9. PARACHUTE PAYMENT. The provisions of this Paragraph 9 set forth certain terms of an agreement reached between Executive and the Employer regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 8(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change in Control.

     (a) CHANGE IN CONTROL. If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive's employment terminates for any reason other than (A) death, (B) his inability, due to illness, accident, or other physical or mental incapacity, to perform his duties for more than one hundred eighty (180) days during any twelve-month period, or (C) his Voluntary Resignation ("Termination") other than for Good Reason as set forth in Subparagraph 7(e) of this Agreement, then:

          (i) the Employer shall pay Executive in a lump sum an amount equal to the applicable Parachute Amount on the tenth (10th) day following Executive's Termination; and

          (ii) unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Executive by the Employer shall immediately accelerate and become exercisable or non-forfeitable as of the date of Change in Control, and Executive shall be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.

     (b)  GROSS UP PAYMENT.

          (i) Excess Parachute Payment. If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Employer will pay to Executive an amount (the "Gross Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income and employment taxes (together with penalties and interest) and Excise Tax upon the payment provided for by this Subparagraph 9(c)(i), will be equal to the Parachute Amount.

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          (ii)    Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income and employment taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Executive and approved by the Employer, which approval will not be unreasonably withheld. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this Subparagraph (c).

          (iv) Time For Payment. The Employer will pay the estimated amount of the Gross Up Payment in cash to Executive concurrent with Employee's Termination. Executive and the Employer agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Executive and the Employer agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Employer will refer to makeup of prior underpayments.

     (c) DEFINITIONS. For purposes of this Paragraph 9, the following terms shall have the following meanings:

            "CHANGE IN CONTROL" shall have the meaning given it in the Bradley Real Estate, Inc. 1993 Stock Option and Incentive Plan.

            "COMPANY" shall mean not only Bradley Real Estate, Inc., but also its successors by merger or otherwise.

            "PARACHUTE AMOUNT" shall mean an amount equal to three (3) times the sum of Executive's Average Base Salary and Average Incentive Compensation, each as determined in Subparagraph 8(d)(i) (i.e. the "Parachute Amount" shall mean an amount equal to 150% of the Severance Amount provided for in Subparagraph 8(d)(i)).

            "VOLUNTARY RESIGNATION" shall mean any termination of Executive's employment by his own act, unless such termination is for Good Reason occurring within ninety (90) days prior to, or at any time after, the occurrence of a Change in Control.

10. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          if to the Executive:

               At his home address as shown
               in the Company's personnel records;

          if to the Company or Employer:

               Bradley Real Estate, Inc.
               40 Skokie Boulevard, Suite 600
               Northbrook, IL 60062-1626

               Attention: Chief Financial Officer
               ---------

          with a copy to the Chair of the Compensation Committee of the Board of Directors at such place as notice of Directors' meetings is usually given to the Director serving as such Chair;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Maryland (without regard to principles of conflicts of laws).

12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. ARBITRATION; OTHER DISPUTES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 5 or 6 hereof. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraphs 7(b) or 8(b), a doctor selected by Executive and a doctor selected by the Employer shall be entitled to examine Executive. If the opinion of the Employer's doctor and Executive's doctor conflict, the Employer's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding. Any amount to which Executive is entitled under this Agreement (including any disputed amount), which is not paid when due, shall bear interest at a rate equal to the lesser of ten percent (10%) per annum or the maximum lawful rate.

15. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Employer that Executive's execution of this Agreement, Executive's employment with the Employer and the performance of Executive's proposed duties for the Employer will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

16. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while Executive was employed by the Employer; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Employer. The Employer shall also provide Executive with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 16, including, but not limited to, reasonable attorneys' fees and costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


                                 BRADLEY REAL ESTATE, INC.


                                 By:   /s/ Paul G. Kirk, Jr.
                                       -----------------------------
                                 Title: Chair, Compensation Committee


                                 BRADLEY OPERATING LIMITED
                                 PARTNERSHIP


                                 By:   BRADLEY REAL ESTATE, INC.
                                       ------------------------------------
                                 Its:  General Partner
                                       ------------------------------------


                                 By:   /s/ Paul G. Kirk, Jr.
                                       ------------------------------------
                                       Title: Chair, Compensation Committee


                                 /s/ Thomas P. D'Arcy
                                 ------------------------------------------
                                 Thomas P. D'Arcy